Exhibit 99.1

CONSENT OF OLSEN PALMER LLC

We hereby consent to the inclusion of our opinion letter to the board of directors of Landmark Community Bank (the “Company”) as an Appendix to the Registration Statement, which includes a proxy statement/prospectus relating to the proposed merger of the Company with Simmons First National Corporation (“Simmons”), described in Simmons’ Amendment No. 1 to the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Amendment No. 1 to the Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Olsen Palmer LLC
Washington, D.C.
August 3, 2021

1501 M Street, NW │ Suite 250 │ Washington, DC 20005

202.808.3374│ www.olsenpalmer.com